EX-10.42

                            WAREHOUSE LEASE AGREEMENT

        This Warehouse Lease Agreement ("Lease") is entered into on this day of March, by and between Nu Skin International, Inc. ("Lessee") having a place of business at 75 West Center Street, Provo, Utah 84061 and Aspen Investments, Ltd., having a place of business at 75 West Center Street, Provo, Utah 84601 ("Lessor"). The Lessor and Lessee are collectively hereinafter referred to as the "Parties."

                                    RECITALS

A. Lessor is the sole owner of the premises described below, having warehouse space for lease in such premises.

B. Lessee is in the business of marketing and selling personal and health care products and desires to lease warehouse and office space from Lessor.

                                    AGREEMENT

        In consideration of the mutual covenants contained herein, the Parties agree as follows:

1.      Leased Premises.

        1.1 Lessor hereby leases to Lessee the premises ("Premises") located at 180 East 1325 South, Provo, Utah 84601, commonly known as the Nu Skin Warehouse.

        1.2     The Premises shall be used as a warehouse and offices.

2.       Term.

        2.1 The term ("Term") of this Lease shall be two (2) years and shall commence retroactively on February 1, 1996 and shall terminate on February 1, 1998 unless otherwise renewed.

        2.2 Lessee shall surrender the Premises to Lessor immediately upon termination of this Lease.

3.      Rent.

        3.1 Lessee shall pay to Lessor as fixed rent for the term of this Lease, the sum of Six Hundred Seventy Five Thousand and No/100 Dollars ($675,000.00) per year payable at the rate of Fifty Six Thousand Two Hundred Fifty Dollars ($56,250.00) per month due on the first day of each month.

        3.2 Lessee acknowledges that the late payment by Lessee to Lessor of rent or other sums due under this Lease will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult and impractical to ascertain. In the event Lessee should fail to pay any installment of rent or any other sum due under his Lease within 10 days after such sum is due, Lessee shall pay to Lessor, as additional rent, a late charge equal to 10 percent (10 %) of each installment or sum. Waiver of the late charge with respect to any installment or sum shall not be deemed to constitute a waiver with respect to any subsequent installment or sum so due.

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4.      Triple Net Lease. As provided  hereafter,  Lessee is responsible for the payment of all taxes, utilities, insurance and maintenance incurred with respect to the use of the leased Premises, and hereby releases and holds Lessor harmless for the payment of the same.

5.      Use.

        5.1     Lessee  shall use the  Premises  solely for the main and related purposes of inventory storage, shipping, packaging and office space. Lessee shall comply with all rules, regulations, ordinances, statutes, and other lawful requirements of governmental agencies, consistent with Lessee's use thereof.

        5.2 Lessee shall not use or permit the Premises, or any part of the building, to be used for any purposes other than those set forth in this Lease. Lessee shall neither permit on the Premises any act, sale, or storage that may be prohibited under standard forms of fire insurance policies, or use the Premises for any such purpose. In addition, no use shall be made or permitted to be made that shall result in hazardous waste, or improper, unlawful, or objectionable use, including sale, storage, or preparation, of food, alcoholic beverages, or materials generating an odor on the Premises.

6. Abandonment. Lessee shall not vacate or abandon the Premises at any time during the Term of this Lease. If Lessee does vacate or abandon the Premises or is dispossessed by process of law, any personal property belonging to Lessee and left on the Premises shall be deemed abandoned at the option of Lessor and shall become the property of Lessor.

7.      Taxes.

        7.1 Lessee shall pay prior to delinquency all taxes, assessments, charges, and fees assessed against and levied upon the real property as well as personal property including trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises or elsewhere. 7.2 Lessee shall pay the total amount of an increase in real property taxes resulting from any and all improvements of any kind whatsoever placed on or in the Premises for the benefit of or at the request of Lessee regardless of whether said improvements were installed of construction either by Lessor or Lessee.

8.      Utilities.

        8.1 Heat and Air Conditioning - Lessee shall arrange for and pay all heat and air conditioning needs throughout the year.

        8.2 Electricity - Lessee shall provide for its own electricity needs.

        8.3     Janitorial  -  Lessee  shall  provide   janitorial  service  and
                maintain the Premises in a clean and orderly manner.

        8.4 Water, Sewer, and Garbage - Lessee shall provide for hot and cold water, sewer service and garbage service.

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        8.5     Snow  Removal - Lessee  shall  ensure the removal of snow in the parking and walkway areas during applicable seasons. Lessee shall further keep walkways salted and free from snow buildup.

9.      Alterations, Modifications, and Repairs.

        9.1 Lessee shall take good care of the Premises and shall not alter, repair, or change the Premises, including, but not limited to addition of cables, electrical wires, etc. that may damage the walls, without the prior, express, and written consent of Lessor.

        9.2 All alterations, improvements, and changes that Lessee may desire shall be done either by or under the direction of Lessor, but at the expense of Lessee and shall become the property of Lessor and remain on the Premises, except that at the option of Lessor, Lessee shall, at its expense, remove from the Premises all such alterations, improvements, and changes.

        9.3 All damage or injury done to the Premises by Lessee, its agents or employees, or any person who may be in or on the Premises with the consent of Lessee shall be paid for by Lessee.

        9.4 Lessee shall, at the termination of this Lease, surrender the Premises to Lessor in as good condition or same condition as when entered upon by Lessee except for ordinary wear and tear.

        9.5 Lessor shall be responsible for making all routine repairs, maintaining the landscape, and for performing routine maintenance. Lessee shall permit Lessor and Lessor's agent to enter the Premises at all reasonable times to inspect and maintain the building and Premises, make repairs, alterations, or additions to the Premises, or any portion of the building, including the erection of scaffolding, props, or other mechanical devices, to post notices of nonliability for alterations, additions, or repairs, or to place on the premises any usual or ordinary "For Sale" signs, without any rebate of rent to Lessee or damages for any loss of occupation or quiet enjoyment of the Premises. Lessor may place "To Let" or "to Lease" signs wherever Lessor sees fit. Lessor and Lessor's agents may, during the last-mention period, enter on the Premises at reasonable hours, and exhibit them to prospective tenants.

10.     Insurance.

        10.1 Lessee shall obtain and keep in force during the Term of this Lease, a policy of comprehensive general liability insurance insuring Lessee and Lessor (as an additional named insured thereon) against any liability arising out of the ownership, use, occupancy or maintenance of the premises. Such insurance shall have a combined single limit of at least One Million ($1,000,000.00) dollars, including both liability and property damage and insure against any liability for personal injury, death or property damage, as set forth above, and shall be written on and "occurrence basis." The limits of said insurance shall not, however, limit the liability of the Lessee hereunder. Lessee shall provide to Lessor a certificate of insurance and keep said policy current.

11.     Liability of Lessor.

        11.1 Lessee will indemnify Lessor on account of any damage or injury to any person, or to the goods of any person, arising from the use of the Premises by Lessee, or arising from the failure of Lessee to keep the Premises in good condition as provided in this Lease.

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        11.2    Lessor  shall not be liable to Lessee  for any damage by or from any act or negligence of any other occupant of the same building, or by any owner or occupant of adjoining or contiguous property.

        11.3 Lessee agrees to pay for all damage to the building, as well as all damage or injury suffered by tenants or occupants of the building caused by the misuse or neglect of the Premises by Lessee.

12.     Assignment and Sublease.

        12.1 Lessee shall not assign any rights or duties under this Lease nor sublet the Premises or any part of the Premises, nor allow any other person to occupy or use the Premises without the prior, express, and written consent of Lessor. A consent to one assignment, sublease, or occupation or use by any other person shall not be a consent to any subsequent assignment, sublease, or occupation or use by another person. Any assignment or subletting without consent shall be void.

        12.2 This Lease shall not be assignable without the written consent of Lessor.

13.     Breach or Default.

        13.1 The occurrence of any one or more of the following events shall constitute a material default in breach of this Lease by Lessee:

                13.1.1 Vacation or abandonment of the Premises. Vacation and abandonment includes, but is not limited to, any absence of Lessee from the Premises for 30 business days or longer.

                13.1.2 Failure by Lessee to make any payment required under this Lease as and when due, where such failure shall continue for a period of 15 days after written notice from Lessor.

                13.1.3 Failure by Lessee to observe or to perform any of the covenants, conditions, or provisions of this Lease, other than the making of any payment, where such failure shall continue for a period of 15 days after notice of such failure from Lessor or such additional period of time as is reasonably necessary to cure such failure, provided Lessee diligently prosecutes such cure.

        13.2 In the event of any default by Lessee, in addition to any other remedies available to Lessee at law or in equity, Lessor shall have the immediate option to terminate this Lease and all rights of Lessee under this Lease. In the event that Lessor shall so elect to terminate this Lease, then Lessor may recover from Lessee the worth at the time of the award of any unpaid rent that was due and owing at the time of termination

        13.3 In the event of any such default by Lessee, Lessor shall also have the right, adhering to applicable legal processes, with or without terminating this Lease, to reenter the demised premises and remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of or on the account of Lessee.

        13.4 In the event of any such default by Lessee, Lessor shall also have the right, adhering to applicable legal processes, with or without terminating this Lease, to reenter the Premises and to relet them.

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14.     Indemnification.

        14.1 Lessee shall indemnify, defend, and hold Lessor harmless from any and all claims and damages (including reasonable attorney fees and costs) arising from Lessee's use of the Premises or the conduct of its business or from any activity, work, or thing done, permitted, or suffered by Lessee, in or about the Premises and/or the building in which the Premises are located, unless caused by the negligent acts of Lessor or Lessor's agents or employees.

        14.2 Lessee shall further indemnify, defend, and hold Lessor harmless from any and all claims and damages (including reasonable attorney fees and costs) arising from any breach or default in any of the terms or conditions of this Lease, or arising from any act of negligence, faulty, or omission of Lessee or Lessee's agents, employees, or invitees, and from and against any and all cost, reasonable attorney fees, expenses, and liabilities incurred in or about such claim or any action or proceeding brought on such claim.

15.     General.

        15.1 Governing Law. It is agreed that this Lease shall be governed by, construed, and enforced in accordance with the laws of the State of Utah.

        15.2 Waivers. Waivers by Lessor of any breach of any covenant or duty of Lessee under this Lease is not a waiver of a breach of any other covenant or duty of Lessee, or of any subsequent breach of the same covenant or duty.

        15.3 Entire Agreement. This Lease shall constitute the entire agreement between the parties. Any prior understanding or representation of any kind preceding the date of this Lease shall not be binding upon either party except to the extent incorporated in this Lease Agreement.

        15.4 Modification of Agreement. Any modification of this Lease or additional obligation assumed by either party in connection with this Lease shall be binding only if evidenced in a writing signed by each party.

        15.5 Notices. All notices, demands, or other writing in this Lease provided to be given, made, or sent, or which may be given, made, or sent, by either party to the other, shall be deemed to have been fully given, made, or sent when made in writing and either personally delivered or deposited in the United States mail, return receipt requested, and addressed to the applicable party at the address set forth at the beginning of this Lease.

        15.6 Lessor covenants that no conveyances, encumbrances, assignment or other change of interest of Lessor in the Premises whether recorded or unrecorded, shall be binding upon Lessee.

        15.7 Unless exempt under the rules and regulations of the Secretary of Labor or other proper authority, this Lease is subject to applicable laws and executive orders relating to equal opportunity and non-discrimination in employment.

        15.8 The conditions and provisions of this Lease shall inure to the benefit of and be binding upon the parties; the personal representatives, executors, administrators of Lessor; and the receivers, trustees in bankruptcy, successors and assigns of both Lessor and Lessee.

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        15.9    The  invalidity  or  illegality  of any  provision of this Lease shall not affect the remainder of this Lease.

        IN WITNESS WHEREOF, the Parties hereto have executed this Lease on the date first above written.

NU SKIN INTERNATIONAL, INC.       ASPEN INVESTMENTS, LTD.

                                  For Nu Skin International, Inc. the General
                                  Partner for Aspen Investments, Ltd.

By:     Michael D. Smith          By: Keith Halls, a General Vice President
Its:    General Counsel           for Nu Skin International, Inc.

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